As filed with the Securities and Exchange Commission on July 1, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ROPER TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	51-0263969
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6496 University Parkway, Sarasota, Florida	34240
(Address of Principal Executive Offices)	(Zip Code)

Roper Technologies, Inc. Employee Stock Purchase Plan

(Full title of the plan)

John K. Stipancich

Executive Vice President, General Counsel and Corporate Secretary

Roper Technologies, Inc.

6496 University Parkway

Sarasota, Florida 34240

(941) 556-2601

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Roper Technologies, Inc., a Delaware corporation (the “Company”), to register under the Securities Act of 1933, as amended (the “Securities Act”), an additional 1,000,000 shares (the “Additional 2026 Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), that may be issued or transferred pursuant to the Roper Technologies, Inc. Employee Stock Purchase Plan, as amended and restated effective July 1, 2026.

The Additional 2026 Shares are an incremental increase to the shares of Common Stock previously registered for issuance or transfer under the Roper Technologies, Inc. Employee Stock Purchase Plan pursuant to the Company’s Registration Statement on Form S-8 (SEC File No. 333-35666), filed with the United States Securities and Exchange Commission (the “SEC”) on April 26, 2000 (the “Prior Registration Statement”). This Registration Statement relates to securities of the same class as that to which the Prior Registration Statement relates, and is submitted in accordance with General Instruction E to Form S-8 regarding registration of additional securities. Pursuant to such instruction, the contents of the Prior Registration Statement are incorporated by reference and made part of this Registration Statement, except to the extent modified, superseded, or amended by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Company (SEC File No. 001-12273) with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 24, 2026;

b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 filed with the SEC on May 1, 2026;

c)	The Company’s Current Reports on Form 8-K filed with the SEC on April 1, 2026 and May 19, 2026; and

d)

The description of the Common Stock contained in Exhibit 4.15 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 24, 2025, as amended by any subsequent amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. The Company will not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of the Company’s Current Reports on Form 8-K (including the related exhibits under Item 9.01) unless, and except to the extent, specified in such report.

Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) includes a provision that eliminates the personal liability of each of the Company’s directors and officers (as such terms are defined in Section 102(b)(7) of the DGCL as the same exists or hereafter may be amended) for monetary damages for breach of such director’s or officer’s fiduciary duty as a director or an officer, except for liability: (i) for any breach of the director’s or officer’s duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) with respect to directors, under Section 174 of the DGCL; (iv) for any transaction from which the director or officer derived an improper personal benefit; or (v) with respect to officers, in any action by or in the right of the Company. The directors’ and officers’ liability will be further limited to the extent permitted by any future amendments to the DGCL authorizing the further limitation or elimination of the liability of directors or officers.

In addition, as permitted by Section 145 of the DGCL, the Company’s amended and restated by-laws (the “By-laws”) provide that: (i) the Company is required to indemnify its directors and officers to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary; (ii) the Company is required to advance expenses, as incurred, to such directors and officers in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom we bring a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of the law or deriving an improper personal benefit); and (iii) the rights conferred in the Company’s By-laws are not exclusive and the Company is authorized to enter into indemnification agreements with such directors, officers and employees.

The Company has entered into indemnification agreements with its directors and a number of its officers containing provisions which provide for the indemnification of such director or officer, as applicable, to the fullest extent permitted by Delaware law.

The indemnification provisions in the By-laws, and any indemnification agreements entered into between the Company and its directors or officers, may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation effective as of June 13, 2023 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed June 14, 2023 (file no. 001-12273)).

4.2	Amended and Restated By-Laws (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed November 7, 2024 (file no. 001-12273)).

4.3	Description of Registrant’s Securities Registered Pursuant to Section 12 of the Exchange Act (incorporated herein by reference to Exhibit 4.15 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed February 24, 2025 (file no. 001-12273)).

4.4	Roper Technologies, Inc. Employee Stock Purchase Plan (As Amended and Restated Effective July 1, 2026) (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed May 19, 2026 (file no. 001-12273)).

*5.1	Opinion of John K. Stipancich.

*23.1	Consent of PricewaterhouseCoopers LLP.

*23.2	Consent of John K. Stipancich, which is included as part of Exhibit 5.1.

*24	Power of Attorney, included on the signatures page of this Registration Statement on Form S-8.

*107	Filing Fee Table

*	Filed herewith

Item 9. Undertakings.

(a)	The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sarasota, State of Florida, on this 1st day of July, 2026.

ROPER TECHNOLOGIES, INC.
(Registrant)

By:	/s/ John K. Stipancich
Name:	John K. Stipancich
Title:	Executive Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints L. Neil Hunn, Jason P. Conley and John K. Stipancich, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, supplements and exhibits) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ L. Neil Hunn	President and Chief Executive Officer and Director	July 1, 2026
L. Neil Hunn	(Principal Executive Officer)

/s/ Jason P. Conley	Executive Vice President and Chief Financial Officer	July 1, 2026
Jason P. Conley	(Principal Financial Officer)

/s/ Brandon Cross	Vice President and Chief Accounting Officer	July 1, 2026
Brandon Cross	(Principal Accounting Officer)

/s/ Amy Woods Brinkley	Chair of the Board of Directors	July 1, 2026
Amy Woods Brinkley

/s/ Shellye L. Archambeau	Director	July 1, 2026
Shellye L. Archambeau

/s/ Irene M. Esteves	Director	July 1, 2026
Irene M. Esteves

/s/ Robert D. Johnson	Director	July 1, 2026
Robert D. Johnson

/s/ Thomas P. Joyce, Jr.	Director	July 1, 2026
Thomas P. Joyce, Jr.

/s/ John F. Murphy	Director	July 1, 2026
John F. Murphy

/s/ Laura G. Thatcher	Director	July 1, 2026
Laura G. Thatcher

/s/ Richard F. Wallman	Director	July 1, 2026
Richard F. Wallman